Exhibit 99.1

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777

Transcat Reports 3.0% Increase in Revenue
for Fiscal 2013 Third Quarter

•	Service segment revenue grew approximately 9% while Product segment sales were consistent with the prior-year period

•	Third quarter Service segment gross and operating margins improve on strong acquisition-related growth; Service segment contribution margin expands 65% to $0.8 million

•	Transcat strengthens Canadian service business with acquisition of Cal-Matrix Metrology Inc.

ROCHESTER, NY, January 28, 2013 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), an accredited provider of calibration, repair, inspection and other compliance services and a leading distributor of professional grade handheld test, measurement and control instruments, today reported financial results for its third quarter ended December 29, 2012.  Included in the reported results are those of Anacor Compliance Services, Inc., which the Company acquired on July 16, 2012.

Fiscal 2013 third quarter total revenue increased 3.0% to $29.3 million from $28.5 million in the third quarter of the prior fiscal year driven by Service segment revenue growth of 8.9%.  Product segment sales were consistent with the prior fiscal year period at $19.4 million.

Net income was $0.8 million, or $0.10 per diluted share, in the third quarter of fiscal 2013, compared with $1.0 million, or $0.13 per diluted share, in the prior-year period.

Charles P. Hadeed, CEO of Transcat, commented, “Our acquisition strategy to expand our Service segment drove our growth in the quarter and helped to support overall margins in a challenging market environment for our Product segment.  The Anacor acquisition led to 8.9% growth for the Service segment and also contributed to expanded operating and contribution margins for the segment.  We have completed six acquisitions in the last three years, including Anacor, and we recently announced the acquisition of Cal-Matrix.  In combination with our organic growth initiatives, we expect to continue to acquire high quality calibration labs that further expand our geographic footprint and capabilities.”

On January 25, 2013, the Company announced the acquisition of Cal-Matrix Metrology Inc., a leading Canadian provider of commercial and accredited calibrations and coordinate measurement inspection services.  The acquisition greatly expands the Company’s presence in Canada by adding a second laboratory in Southern Ontario and a lab in Montreal, Quebec.  Transcat now has 18 strategically located centers of excellence in the United States, Canada and Puerto Rico.

Service Segment Expansion Muted by Product Segment Declines

Operating income for the third quarter of fiscal 2013 was $1.2 million, a $0.4 million decrease from the prior fiscal year period.  Operating margin declined 160 basis points to 4.2% in the third quarter of fiscal 2013 compared with 5.8% for the prior-year period.  Total operating expenses in the third quarter of fiscal 2013 increased $0.3 million, or 5.3%, including upfront costs related to the Company’s deployment of Salesforce.com, a customer relationship management (“CRM”) software program which is expected to increase the efficiency of our sales teams.

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

During the third quarter of fiscal 2013, Transcat generated $1.9 million of EBITDA (earnings before interest, taxes, depreciation and amortization), a decrease of $0.5 million when compared with the same quarter of the prior fiscal year.  Service segment EBITDA increased 15.5%, to $0.4 million, which was more than offset by a decrease in EBITDA attributable to the Product segment.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Service Segment Strengthened by Acquisition

Service Segment:  Represents the Company’s accredited calibration, repair, inspection and other compliance services business (34% of total revenue for the third quarter of fiscal 2013)

“The third quarter Service segment revenue growth can largely be attributed to furthering our reach into the targeted life sciences industry with our recent acquisition of Anacor,” stated Lee D. Rudow, President and COO of Transcat.  “While we have made strides growing with acquisitions, we intend to further increase our focus on organic growth as well, which we expect will lead to enhanced operating leverage and stronger cash flow generation.”

•	Service segment revenue increased 8.9%, or $0.8 million, to $9.9 million in the third quarter of fiscal 2013 compared with the third quarter of the prior fiscal year.

•
Third quarter fiscal 2013 Service segment gross profit improved $0.3 million, or 16.5%, to $2.1 million compared with the prior fiscal year period, while gross margin expanded 140 basis points over the same comparable period to 21.5%.

•
Service segment contribution margin increased $0.3 million, or 65.4%, to $0.8 million compared with the third quarter of fiscal 2012.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 10 for the Contribution Margin Reconciliation in the Business Segment Data.

•	Operating expenses associated with the Service segment increased 5.9% to $2.1 million in the third quarter of fiscal 2013 compared with the third quarter of the prior fiscal year.

•
Service segment operating income was basically break-even for the third quarter of fiscal 2013, an improvement from an operating loss of $0.2 million in the third quarter of fiscal 2012.  Operating margin over the same comparable period improved 200 basis points.

•
Service segment EBITDA increased 15.5% to $0.4 million in the fiscal 2013 third quarter compared with the third quarter of fiscal 2012.  As a percentage of Service segment revenue, EBITDA for the Service segment was 4.1% and 3.8% in the third quarters of fiscal 2013 and 2012, respectively.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Product Segment Revenue Steady in a Challenging Market

Product Segment:  Represents the Company’s distribution of professional grade handheld test and measurement instruments business (66% of total revenue for the third quarter of fiscal 2013)

•
Product segment sales were $19.4 million in the third quarter of fiscal 2013, consistent with the prior-year period despite two fewer business days.  Average Product segment sales per day increased 3.6% to $319 thousand in the third quarter of fiscal 2013, compared with $308 thousand in the same period of fiscal 2012.

•
Online product sales increased 24.5% to $2.3 million in the third quarter of fiscal 2013 from $1.8 million in the prior-year period.  Online sales accounted for 11.7% and 9.4% of Product segment sales in the third quarters of 2013 and 2012, respectively

•
Third quarter Product segment gross profit decreased $0.5 million to $4.5 million, or 23.2% of Product segment sales, primarily due to competitive pricing pressures and a $0.2 million reduction in volume-based rebate income.

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

•
Product segment operating income decreased $0.6 million to $1.2 million in the third quarter of fiscal 2013 primarily as a result of the contraction in gross profit.  Operating margin was 6.4% and 9.6% of Product segment sales in the third quarter of fiscal 2013 and 2012, respectively.

•
Product segment EBITDA was $1.5 million, or 7.8% of segment sales, in the third quarter of fiscal 2013, compared with $2.1 million, or 11.0% of segment sales, in the prior-year period.  See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

Nine-Month Review

Total revenue increased to $81.2 million in the first nine months of fiscal 2013, up 2.5% from total revenue of $79.2 million in the first nine months of fiscal 2012.  Revenue increases in the Service segment were partially offset by lower sales in the Product segment.

•
Service segment revenue increased 10.7% to $28.5 million in the first nine months of fiscal 2013, compared with $25.7 million in the first nine months of fiscal 2012.  Incremental revenue from recent acquisitions complemented by organic growth was partially offset by the strategic decision not to renew $0.8 million in low margin revenue from the Company outsourcing primarily non-calibration services for a specific customer.

•
Product segment sales were $52.8 million in the first nine months of fiscal 2013, a decrease of 1.5% from $53.5 million in the same period of the prior fiscal year.  Sales to both direct and reseller customers declined slightly, reflecting general economic conditions.

Gross margin was 23.3% in the first nine months of fiscal 2013 compared with 24.3% in the same period of the prior fiscal year.

•
Service segment gross margin improved 60 basis points to 22.8% in the first nine months of fiscal 2013 compared with 22.2% in the same period of the prior fiscal year.  Revenue growth in the Service segment included incremental revenue from recent acquisitions, which provided limited short-term gross margin expansion opportunity.

•
Product segment gross margin was 23.6% and 25.3% for the first nine months of fiscal 2013 and 2012, respectively.  The decline was primarily a result of $0.7 million less in manufacturer rebates as well as increased price discounts extended to customers, partially offset by a $0.3 million increase in cooperative advertising income.

Operating expenses increased modestly to $15.9 million in the first nine months of fiscal 2013, compared with the first nine months of the prior fiscal year.  As a percentage of total revenue, operating expenses in the fiscal 2013 year-to-date period improved to 19.6% from 19.9% in the prior-year period reflecting lower performance-based compensation and acquisition-related expenses, partially offset by one-time sales organization restructuring charges and increased investments in our CRM software Salesforce.com.

Fiscal 2013 year-to-date operating income declined $0.5 million, or 13.5%, to $3.0 million compared with the same period of fiscal 2012.  The decline reflects lower Product segment operating income partially offset by improved operating income within the Service segment.  Operating margin for the same comparable period declined 70 basis points to 3.7%.  Net income was $1.9 million, or $0.25 per diluted share, in the first nine months of fiscal 2013, compared with $2.1 million, or $0.27 per diluted share, in the prior-year period.

EBITDA was $4.9 million in the first nine months of fiscal 2013, compared with $5.7 million for the same period in fiscal 2012. See Note 1 on page 4 for a description of this non-GAAP financial measure and page 9 for the EBITDA Reconciliation table.

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

Strong and Flexible Balance Sheet

Net cash provided by operations was $2.4 million for the year-to-date period of fiscal 2013, compared with $2.5 million in the comparable period of fiscal 2012.  The year-over-year change was the result of working capital requirements and timing.

Capital expenditures in the first nine months of fiscal 2013 were $2.2 million compared with $1.2 million in the first nine months of fiscal 2012, and were primarily for additional service capabilities, including implementing Salesforce.com, a larger laboratory in Nashville, TN and an additional calibration system to expand the Company’s pressure calibration capabilities.  Business acquisitions were $3.1 million during the first nine months of fiscal 2013 and 2012.

As of December 29, 2012, the Company had $13.4 million in remaining availability under its $20 million secured revolving credit facility.

Outlook

Mr. Hadeed stated, “For the long term, we continue to drive our strategy to grow the Service segment at a higher rate than our product business, both through acquisitions and organically, while continuing to expand the Product segment through increased market penetration.  Given the operating leverage inherent in the Service segment, we expect over time this growth will strengthen our earnings power.

“For the fourth quarter of fiscal 2013, we will have one less sales week compared with the prior-year period as a result of our 52/53 week fiscal cycle.  In addition, the delay in production tax credits for manufacturers in the wind industry may affect product sales for the remainder of the fiscal year.  We expect our Service segment operating income to significantly increase while we face continued margin pressure within our Product segment.”

NOTE 1
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present EBITDA (earnings before interest, income taxes, depreciation and amortization), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission.  As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.  See the attached EBITDA Reconciliation table on page 9.

Contribution margin, a non-GAAP financial measure, consists of gross profit less sales, marketing and warehouse expenses.  We believe contribution margin provides management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses.  Contribution margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  The material limitation associated with the use of contribution margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses.  Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).  For further details on contribution margin, see the calculation of this non-GAAP financial measure and the reconciliation of contribution margin to gross profit on pages 10 and 11.

ABOUT TRANSCAT
Transcat, Inc. is a leading provider of accredited calibration, repair, inspection and compliance services including analytical instrument qualifications, equipment and process validation.  Targeted industries include life science, biotechnology, medical device, pharmaceutical and other FDA-regulated industries, industrial manufacturing, energy and utilities, chemical manufacturing and other industries.  Throughout its 18 strategically located centers of excellence in the United States, Canada and Puerto Rico, Transcat delivers precise services with reliable turn-around times. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be among the best in the industry.

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

In addition, Transcat operates as a leading distributor of professional grade handheld test, measurement and control instrumentation.  Through its distribution products segment, Transcat markets and distributes premier and propriety brand instruments to nearly 15,000 customers.  The Company offers access to more than 25,000 test, measurement and control products.

Transcat’s growth strategy is to expand its product and service platform comprised of a balanced suite of test products and analytical, calibration, compliance, and validation services.  The goal is to deliver specialized technical services with a quality assurance approach, which maximizes document accuracy and on-time job delivery.  Transcat answers the call with cGMP, GLP, and GXP compliant services. Transcat can provide life science companies with a reliable alternative service and product solution to the OEMs and to the “generalist” service providers who cannot meet the client’s specialized needs.

More information about Transcat can be found on its website at: transcat.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:

John J. Zimmer, Chief Financial Officer
Phone: (585) 352-7777
Email:  jzimmer@transcat.com

-OR-

Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 29,	December 24,	December 29,	December 24,
	2012	2011	2012	2011

Product Sales	$19,440	$19,382	$52,753	$53,533
Service Revenue	9,884	9,078	28,456	25,715
Total Revenue	29,324	28,460	81,209	79,248

Cost of Products Sold	14,937	14,420	40,317	39,992
Cost of Services Sold	7,757	7,252	21,977	20,017
Total Cost of Products and Services Sold	22,694	21,672	62,294	60,009

Gross Profit	6,630	6,788	18,915	19,239

Selling, Marketing and Warehouse Expenses	3,386	3,403	9,786	10,071
Administrative Expenses	2,023	1,732	6,134	5,704
Total Operating Expenses	5,409	5,135	15,920	15,775

Operating Income	1,221	1,653	2,995	3,464

Interest and Other Expense, net	37	44	135	127

Income Before Income Taxes	1,184	1,609	2,860	3,337
Provision for Income Taxes	402	585	972	1,242

Net Income	782	1,024	1,888	2,095

Basic Earnings Per Share	$0.11	$0.14	$0.26	$0.29
Average Shares Outstanding	7,417	7,325	7,399	7,301

Diluted Earnings Per Share	$0.10	$0.13	$0.25	$0.27
Average Shares Outstanding	7,562	7,680	7,575	7,647

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December 29,	March 31,
	2012	2012
ASSETS
Current Assets:
Cash	$459	$32
Accounts Receivable, less allowance for doubtful accounts of $100
and $99 as of December 29, 2012 and March 31, 2012, respectively	13,868	13,800
Other Receivables	1,350	845
Inventory, net	6,753	6,396
Prepaid Expenses and Other Current Assets	1,307	1,064
Deferred Tax Asset	901	1,041
Total Current Assets	24,638	23,178
Property and Equipment, net	6,609	5,306
Goodwill	15,294	13,390
Intangible Assets, net	2,458	2,449
Deferred Tax Asset	332	-
Other Assets	1,010	654
Total Assets	$50,341	$44,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$8,839	$7,516
Accrued Compensation and Other Liabilities	3,750	5,171
Income Taxes Payable	-	366
Total Current Liabilities	12,589	13,053
Long-Term Debt	6,642	3,365
Deferred Tax Liability	-	139
Other Liabilities	1,538	1,042
Total Liabilities	20,769	17,599

Shareholders' Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized;
7,417,294 and 7,840,994 shares issued as of December 29, 2012 and
March 31, 2012, respectively; 7,417,294 and 7,341,007 shares
outstanding as of December 29, 2012 and March 31, 2012, respectively	3,709	3,920
Capital in Excess of Par Value	10,680	10,810
Accumulated Other Comprehensive Income	402	448
Retained Earnings	14,781	14,394
Less: Treasury Stock, at cost, 498,782 shares as of March 31, 2012	-	(2,194)
Total Shareholders' Equity	29,572	27,378
Total Liabilities and Shareholders' Equity	$50,341	$44,977

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December 29,	December 24,
	2012	2011
Cash Flows from Operating Activities:
Net Income	$1,888	$2,095
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Deferred Income Taxes	(250)	(105)
Depreciation and Amortization	1,945	2,241
Provision for Accounts Receivable and Inventory Reserves	167	157
Stock-Based Compensation Expense	220	407
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	(252)	(2,387)
Inventory	(349)	(1,347)
Prepaid Expenses and Other Assets	(909)	(627)
Accounts Payable	1,337	1,270
Accrued Compensation and Other Liabilities	(1,038)	873
Income Taxes Payable	(409)	(42)
Net Cash Provided by Operating Activities	2,350	2,535

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(2,189)	(1,233)
Business Acquisitions	(3,129)	(3,122)
Net Cash Used in Investing Activities	(5,318)	(4,355)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	3,277	1,606
Payments on Other Debt Obligations	-	(11)
Payments of Contingent Consideration	(14)	(88)
Issuance of Common Stock	199	350
Repurchase of Common Stock	(110)	(61)
Excess Tax Benefits Related to Stock-Based Compensation	43	39
Net Cash Provided by Financing Activities	3,395	1,835

Effect of Exchange Rate Changes on Cash	-	10

Net Increase in Cash	427	25
Cash at Beginning of Period	32	32
Cash at End of Period	$459	$57

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

TRANSCAT, INC.
Fiscal Year 2013 and Fiscal Year 2012
Additional Information

EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	FY2013
	Q1	Q2	Q3	YTD
Net Income	$361	$745	$782	$1,888
+ Interest Expense	21	38	20	79
+ Other Expense / (Income)	26	13	17	56
+ Tax Provision	186	384	402	972
Operating Income	$594	$1,180	$1,221	$2,995
+ Depreciation & Amortization	600	621	724	1,945
+ Other (Expense) / Income	(26)	(13)	(17)	(56)
EBITDA	$1,168	$1,788	$1,928	$4,884

Segment Breakdown

Service Operating Income (Loss)	$(258)	$333	$(19)	$56
+ Depreciation & Amortization	359	422	439	1,220
+ Other (Expense) / Income	(18)	(14)	(18)	(50)
Service EBITDA	$83	$741	$402	$1,226

Product Operating Income	$852	$847	$1,240	$2,939
+ Depreciation & Amortization	241	199	285	725
+ Other (Expense) / Income	(8)	1	1	(6)
Product EBITDA	$1,085	$1,047	$1,526	$3,658

	FY2012
	Q1	Q2	Q3	YTD
Net Income	$325	$746	$1,024	$2,095
+ Interest Expense	28	28	35	91
+ Other Expense / (Income)	17	10	9	36
+ Tax Provision	200	457	585	1,242
Operating Income	$570	$1,241	$1,653	$3,464
+ Depreciation & Amortization	670	738	833	2,241
+ Other (Expense) / Income	(17)	(10)	(9)	(36)
EBITDA	$1,223	$1,969	$2,477	$5,669

Segment Breakdown

Service Operating Income	$(251)	$(216)	$(201)	$(668)
+ Depreciation & Amortization	474	511	557	1,542
+ Other (Expense) / Income	(11)	(9)	(8)	(28)
Service EBITDA	$212	$286	$348	$846

Product Operating Income	$821	$1,457	$1,854	$4,132
+ Depreciation & Amortization	196	227	276	699
+ Other (Expense) / Income	(6)	(1)	(1)	(8)
Product EBITDA	$1,011	$1,683	$2,129	$4,823

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2013 Q3	FY 2012 Q3	$'s	%

Service Revenue	$9,884	$9,078	$806	8.9%
Cost of Services Sold	$7,757	$7,252	$505	7.0%
Gross Profit	$2,127	$1,826	$301	16.5%
Gross Margin	21.5%	20.1%

Selling, Marketing & Warehouse Expenses	$1,313	$1,334	$(21)	(1.6%)
Contribution Margin	$814	$492	$322	65.4%
% of Revenue	8.2%	5.4%

Administrative Expenses	$833	$693	$140	20.2%
Operating Loss	$(19)	$(201)	$182	90.5%
% of Revenue	(0.2%)	(2.2%)

			Change
PRODUCT	FY 2013 Q3	FY 2012 Q3	$'s	%
Product Sales	$19,440	$19,382	$58	0.3%
Cost of Products Sold	$14,937	$14,420	$517	3.6%
Gross Profit	$4,503	$4,962	$(459)	(9.3%)
Gross Margin	23.2%	25.6%

Selling, Marketing & Warehouse Expenses	$2,073	$2,069	$4	0.2%
Contribution Margin	$2,430	$2,893	$(463)	(16.0%)
% of Sales	12.5%	14.9%

Administrative Expenses	$1,190	$1,039	$151	14.5%
Operating Income	$1,240	$1,854	$(614)	(33.1%)
% of Sales	6.4%	9.6%

			Change
TOTAL	FY 2013 Q3	FY 2012 Q3	$'s	%

Total Revenue	$29,324	$28,460	$864	3.0%
Total Cost of Products and Services Sold	$22,694	$21,672	$1,022	4.7%
Gross Profit	$6,630	$6,788	$(158)	(2.3%)
Gross Margin	22.6%	23.9%

Selling, Marketing & Warehouse Expenses	$3,386	$3,403	$(17)	(0.5%)
Contribution Margin	$3,244	$3,385	$(141)	(4.2%)
% of Revenue	11.1%	11.9%

Administrative Expenses	$2,023	$1,732	$291	16.8%
Operating Income	$1,221	$1,653	$(432)	(26.1%)
% of Revenue	4.2%	5.8%

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Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

TRANSCAT, INC.
Additional Information - Business Segment Data
(Dollars in thousands)
(Unaudited)

			Change
SERVICE	FY 2013 YTD	FY 2012 YTD	$'s	%

Service Revenue	$28,456	$25,715	$2,741	10.7%
Cost of Services Sold	$21,977	$20,017	$1,960	9.8%
Gross Profit	$6,479	$5,698	$781	13.7%
Gross Margin	22.8%	22.2%

Selling, Marketing & Warehouse Expenses	$3,748	$3,966	$(218)	(5.5%)
Contribution Margin	$2,731	$1,732	$999	57.7%
% of Revenue	9.6%	6.7%

Administrative Expenses	$2,675	$2,400	$275	11.5%
Operating Income (Loss)	$56	$(668)	$724	108.4%
% of Revenue	0.2%	(2.6%)

			Change
PRODUCT	FY 2013 YTD	FY 2012 YTD	$'s	%
Product Sales	$52,753	$53,533	$(780)	(1.5%)
Cost of Products Sold	$40,317	$39,992	$325	0.8%
Gross Profit	$12,436	$13,541	$(1,105)	(8.2%)
Gross Margin	23.6%	25.3%

Selling, Marketing & Warehouse Expenses	$6,038	$6,105	$(67)	(1.1%)
Contribution Margin	$6,398	$7,436	$(1,038)	(14.0%)
% of Sales	12.1%	13.9%

Administrative Expenses	$3,459	$3,304	$155	4.7%
Operating Income	$2,939	$4,132	$(1,193)	(28.9%)
% of Sales	5.6%	7.7%

			Change
TOTAL	FY 2013 YTD	FY 2012 YTD	$'s	%

Total Revenue	$81,209	$79,248	$1,961	2.5%
Total Cost of Products and Services Sold	$62,294	$60,009	$2,285	3.8%
Gross Profit	$18,915	$19,239	$(324)	(1.7%)
Gross Margin	23.3%	24.3%

Selling, Marketing & Warehouse Expenses	$9,786	$10,071	$(285)	(2.8%)
Contribution Margin	$9,129	$9,168	$(39)	(0.4%)
% of Revenue	11.2%	11.6%

Administrative Expenses	$6,134	$5,704	$430	7.5%
Operating Income	$2,995	$3,464	$(469)	(13.5%)
% of Revenue	3.7%	4.4%

-MORE-

Transcat Reports 3.0% Increase in Revenue for Fiscal 2013 Third Quarter
January 28, 2013

PRODUCT SALES PER BUSINESS DAY
    (Dollars in thousands)
   (Unaudited)

			Change
	FY 2013 Q3	FY 2012 Q3	$'s	%
Product Sales	$19,440	$19,382	$58	0.3%
Business Days	61	63	(2)
Sales Per Business Day	$319	$308	$11	3.6%

			Change
	FY 2013 YTD	FY 2012 YTD	$'s	%
Product Sales	$52,753	$53,533	$(780)	(1.5%)
Business Days	187	190	(3)
Sales Per Business Day	$282	$282	$0	0.1%

-END-